As filed with the Securities and Exchange Commission on August 9, 2002.
                                               Registration No. 333-
                                                                     ---------
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                     -----------------------------------
                                  Form S-8
                           REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933
                     -----------------------------------

                        CASCADE FINANCIAL CORPORATION
                     -----------------------------------
            (Exact name of registrant as specified in its charter)

                                  Delaware
                      -----------------------------------
        (State or other jurisdiction of incorporation or organization)

                                 91-1661954
                      -----------------------------------
                     (I.R.S. Employer Identification No.)

                               2828 Colby Avenue
                          Everett, Washington  98201
                      -----------------------------------
                    (Address of principal executive offices)


                         Cascade Financial Corporation
                         2002 Equity Compensation Plan
                             (Full title of plan)
                       ----------------------------------

                               Carol K. Nelson
                     President and Chief Executive Officer
                         Cascade Financial Corporation
                               2828 Colby Avenue
                           Everett, Washington 98201
                                (425) 339-5500
                      -----------------------------------
           (Name, address, and telephone number of agent for service)


                                    Copy to:
                               Thomas A. Sterken
                             Keller Rohrback L.L.P.
                         1201 Third Avenue, Suite 3200
                        Seattle, Washington  98101-3052
                                (206) 623-1900
                      -----------------------------------


                        CALCULATION OF REGISTRATION FEE
===============================================================================
Title of
Securities       Amount     Proposed Maximum    Proposed Maximum    Amount of
  to be          to be       Offering Price        Aggregate       Registration
Registered     Registered      Per Share(1)      Offering Price         Fee
-------------------------------------------------------------------------------
Common stock,
no par value    25,000(2)         $11.00             $275,000          $25.30
===============================================================================
Estimated only for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended (the "Securities Act"), based on the closing price for the common stock of Cascade Financial Corporation, as quoted on the Nasdaq SmallCap Market on August 7, 2002.

(1) Shares of registrant's common stock issuable upon exercise of options outstanding under the Cascade Financial Corporation 2002 Equity Compensation Plan (the "Plan"), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding common stock, as provided in Rule 416(a) under the Securities Act.

(2) This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. Section 230.462.

                                  PART I

           INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Cascade Financial Corporation ("Cascade") shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Cascade shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated by reference into this Registration
Statement:

(a) Cascade's Annual Report on Form 10-K for the fiscal year ended December
    31, 2001;
 (b) Cascade's Form 10-Q Quarterly Report for the quarter ended March 31, 2002;
 (c) Cascade's Form 8-K Current Report dated March 11, 2002; and
 (d) The description of Cascade's common stock, par value $0.01 per share, as set forth in its Registration Statement on Form S-4 (File No. 33-83200),
    including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by Cascade pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article XVII of Cascade's Certificate of Incorporation provides for indemnification of directors and officers of Cascade against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article XVII also provides for the authority to purchase insurance with respect thereto.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's board of directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith,
(ii) was acting in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate, (iii) with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful, and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the corporation's board of directors by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or
(ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceeding upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

The following documents are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit
Number     Description
-------    -----------
 5.1 Opinion of Keller Rohrback LLP, regarding legality of the common stock being registered.
23.1       Consent of KPMG LLP.
23.2       Consent of Keller Rohrback LLP (included in Exhibit 5.1).
24.1 Power of Attorney (included on the Signature Page of this Registration Statement).
99.1       Cascade Financial Corporation 2002 Equity Compensation Plan.

Item 9. UNDERTAKINGS

A. Cascade hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended ( the "Securities Act");

        ii. To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

       iii. To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs A.1.i. and A.1.ii. above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by Cascade pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. Cascade hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Cascade's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed o be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Cascade pursuant to the provisions described in Item 6 above or otherwise, Cascade has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Cascade of expenses incurred or paid by a director, officer, or controlling person of Cascade in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Cascade will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


SIGNATURES

Pursuant to the requirements of the Securities Act, Cascade certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Everett, State of Washington, on August 7, 2002.

CASCADE FINANCIAL CORPORATION

By: /s/  Carol K. Nelson
    ------------------------------------------
         Carol K. Nelson
         President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Frank M. McCord and Carol K. Nelson, or either of them, with full power of substitution and full power to act as his or her true and lawful attorney-in-fact and agent in his or her name, place, and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the substitute for such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, on August 7, 2002.

Signature                                       Title
---------                                       -----
/s/ Carol K. Nelson
-------------------------
Carol K. Nelson                         President and Chief Executive Officer,
                                        Director (Principal Executive Officer)

/s/ Lars H. Johnson
-------------------------
Lars H. Johnson                         Vice President and Chief Financial
                                        Officer (Principal Financial and
                                        Accounting Officer)

/s/ Frank M. McCord
-------------------------
Frank M. McCord                         Chairman of the Board, Director

/s/ Janice Halladay
-------------------------
Janice Halladay                         Director

/s/ David W. Duce
-------------------------
David W. Duce                           Director

/s/ David O'Connor
-------------------------
David O'Connor                          Director

/s/ Henry Robinett
-------------------------
Henry Robinett                          Director

/s/ D. R. Murphy
-------------------------
D R. Murphy                             Director

/s/ Ronald E. Thompson
-------------------------
Ronald E. Thompson                      Director

/s/ G. Brandt Westover
-------------------------
Brandt Westover                         Director

/s/ Craig Skotdal
-------------------------
Craig Skotdal                           Director

/s/ Dwayne Layne
-------------------------
Dwayne Layne                            Director

INDEX TO EXHIBITS

Exhibit
Number       Description
-------      -----------
 5.1         Opinion of Keller Rohrback LLP, regarding legality of the common stock being registered.
23.1         Consent of KPMG LLP.
23.2         Consent of Keller Rohrback LLP (included in Exhibit 5.1).
24.1         Power of Attorney (included on the Signature Page of this
             Registration Statement).
99.1         Cascade Financial Corporation 2002 Equity Compensation Plan.

                               Exhibit 5.1

                      OPINION OF KELLER ROHRBACK, LLP


(LETTERHEAD OF KELLER ROHRBACK, LLP)


August 7, 2002

The Board of Directors
Cascade Financial Corporation
2828 Colby Avenue
Everett, WA  98201

Re:  Form S-8 Registration Statement; 2002 Equity Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 25,000 shares of common stock, par value $0.01 per share (the "Shares"), which may be issued pursuant to the Cascade Financial Corporation 2002 Equity Compensation Plan (the "Plan"). We have examined the Registration Statement and such documents and records of Cascade Financial Corporation and other documents as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies, and the genuineness of all signatures.

Based upon, and subject to, the foregoing, we are of the opinion that upon the issuance of the Shares of Cascade Financial Corporation in accordance with the terms of the Plan, such Shares will be duly authorized, validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name when appearing on the Registration Statement and any amendment thereto.

Very truly yours,


/s/ Keller Rohrback L.L.P.

                               Exhibit 23.1

                     CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Cascade Financial Corporation:

We consent to the use of our report dated March 1, 2002, with respect to the consolidated balance sheets of Cascade Financial Corporation and subsidiaries as of December 31, 2001 and June 30, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the six month period ended December 31, 2001, and for each of the years in the three-year period ended June 30, 2001, incorporated herein by reference.


/s/KPMG LLP
--------------------------
KPMG LLP

Seattle, Washington
August 7, 2002

                               Exhibit 99.1

                      CASCADE FINANCIAL CORPORATION
                      2002 EQUITY COMPENSATION PLAN


1. Purpose. The Cascade Financial Corporation 2002 Equity Compensation Plan (the "Plan") is designed to promote the interests of Cascade Financial Corporation (the "Company") and its subsidiaries by (i) providing key employees of the Company and its subsidiaries and non-employee members of the Company's Board of Directors (the "Board") with the opportunity to elect to receive common stock of the Company ("Common Stock") in lieu of a percentage of their otherwise payable cash compensation, and (ii) providing for the issuance of shares of Common Stock to employee and non-employee directors of the Company, in lieu of cash for all or a portion of their director's pay on a non-elective basis.

2.  Administration.

    (a) This Plan shall be administered by the Board of Directors or a committee of the Board (the "Administrator"), as appointed from time to time by the Board of Directors. Unless otherwise provided by the Board, with respect to any Plan Award for which such is necessary and desired for such Plan Award to be exempted by Rule 16b-3 under the Securities Exchange Act of 1934, the Administrator shall consist of the Board of Directors or of two or more directors, each of whom is a "non-employee director" (as such term is defined in Rule 16b-3).

    (b) The Administrator shall be responsible for the administration of this Plan including, without limitation, determining which employees are eligible to participate in the Plan, and the other terms and conditions of Plan Awards.

    (c) The Administrator shall have the responsibility of construing and interpreting this Plan and of establishing and amending such rules and regulations as it may deem necessary or desirable for the proper administration of this Plan. Any decision or action taken or to be taken by the Administrator, arising out of or in connection with the construction, administration, interpretation and effect of this Plan and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion and shall be conclusive and binding upon the Company, all participants and any person claiming under or through any participant.

    (d) The Administrator may impose such restrictions, conditions or limitations as it determines appropriate as to any resales or other transfers of shares issued under this Plan by any participant, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions to the use of a specified brokerage firm for such resales or other transfers, and (iii) transfer restrictions, legends or stop transfer instructions with respect to any shares issued pursuant to any Plan Award.

3. Eligibility. Participants in the Plan shall include (i) such employees of the Company or its subsidiaries as the Administrator, in its sole discretion, may, from time to time, designate as participants and (ii) non-employee members of the Board. The Administrator shall consider such factors as it deems pertinent in selecting employee participants.

4.  Shares Covered by the Plan.

    (a) The shares of Common Stock with respect to which awards may be made under the Plan shall be subject to applicable law and stock exchange rules, be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. The aggregate number of shares of Common Stock which may be awarded under the Plan shall not exceed twenty-five thousand (25,000), subject to adjustment as provided in Section 4(b).

    (b) In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or other similar change in the capital structure of the Company, then the number of shares authorized for issuance under this Plan will be proportionately adjusted, provided that fractions of a share will be rounded down to the nearest whole share.

5.  Plan Awards.

    (a) On or before the last day of the Company's fiscal year, a participant may elect, by written notice to the Company, to receive shares of Common Stock in lieu of up to 20% (100% in the case of a participant who is a non-employee Board member) of the participant's otherwise payable Compensation for the succeeding fiscal year. The number of shares (rounded up to the nearest whole share) payable to an electing participant shall be equal to (A) the dollar value of the percentage of Compensation covered by a participant's election (B) divided by the Adjusted Fair Market Value of the Common Stock on the measurement date, which date shall be the first business day of the fiscal year. For purposes of this Section 5(a), (A) "Adjusted Fair Market Value" of the Common Stock shall be a price per share determined by the Personnel and Compensation Committee of the Board and (B) "Compensation" shall mean (i) in the case of a participant who is an employee, the participant's base salary and (ii) in the case of a participant who is a non-employee Board member, the participant's retainer.

     (b) In addition to the foregoing elective awards ("Elective Awards"), the Board may also award shares of Common Stock to employee and non-employee directors of the Company, in lieu of cash otherwise payable for all or a portion of their directors' pay pursuant to the Company's Bylaws or any resolutions with respect to directors' compensation adopted by the Board from time to time, including, but not limited to fees for attending meetings of the Board and its committees. Such awards (referred to herein as "Non-Elective Awards") are in addition to any Elective Awards that may be made from time to time pursuant to this Plan. For purposes of this Plan, the term "Plan Awards" shall mean and include either or both of "Elective Awards" and "Non-Elective Awards."

    (c) Plan Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Administrator.

    (d) In the event that, on any date shares are to be issued under the Plan, an insufficient number of shares remain available for issuance under Section 4, the remaining shares shall be issued on a proportionate basis to electing participants and the balance of their compensation subject to the election shall be payable in cash in accordance with customary payment practices.

6. Amendment and Termination. The Administrator shall have the right to amend, modify, suspend or terminate the Plan at any time for any purpose.

7. Liability. Neither the Administrator, any member thereof, nor any officer or employee of the Company or its subsidiaries shall be personally liable for any action, omission or determination made in good faith in connection with the Plan.

8. Term. Subject to the availability of shares under Section 4, the Plan shall continue in effect until terminated by the Board.

9.  Tax Withholding.   The Company shall be entitled to deduct from any award
under this Plan, the amount of all applicable income and employment taxes required by law to be withheld with respect to such award or may require the participant to pay to it such tax prior to and as a condition of the making of such award or the issuance of the shares to the participant.

10. Compliance with Applicable Laws. Common Stock shall not be issued under the Plan unless and until counsel for the Company shall be satisfied that any conditions necessary for such issuance to comply with all applicable tax, securities or other laws or rules or applicable securities exchange requirements have been fulfilled. In particular, the Company shall not be required to deliver any shares of Common Stock under the Plan prior to (i) the admission of such shares to listing on any stock exchange which Common Stock may then be listed, (ii) the completion of such registration or other qualification of such shares under applicable law, rules or regulations as the Company shall determine to be necessary or advisable, and/or (iii) to the extent the shares are not so registered or qualified under the law of any applicable jurisdiction, the receipt by the Company of such representations regarding the investment intent of a Plan participant as may be necessary to comply with applicable securities law.

11. Securities Law Compliance. Participation in the Plan will be governed by, in addition to general corporate law, the rules and regulations promulgated by the Securities and Exchange Commission, and in particular, Section 16 of the Securities and Exchange Act of 1934, as amended (the "Act"). It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 under the Act, so that participants will be entitled to the benefits of such Rule 16b-3, or other exemption rules under Section 16 of the Act, and will not be subjected to avoidable liability thereunder. If any provision of the Plan would otherwise frustrate or conflict with the intent expressed in this Section 11, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provisions shall be deemed void.

12. Unfunded Status. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares of Common Stock upon the making of an award under the Plan and the issuance of shares of Common Stock upon the making of any award shall be subordinate to the claims of the Company's general creditors.

13. Shareholder Rights. The shares of Common Stock awarded to a participant under the Plan shall be issued in the name of the participant or in the name of the participant and his or her spouse (as instructed by the participant) as soon as administratively practicable following the applicable measurement date, and from and after the date of such issuance the participant shall be entitled to all rights of a shareholder with respect to such Common Stock, including the right to vote the shares, and the participant shall receive all dividends and other distributions paid or made with respect thereto.

14. Governing Law. This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Washington.

15. Severability. If any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and endorsed as of such illegal or invalid provision had never been contained in the Plan.

16. Effect of Headings. The descriptive headings of the sections of the Plan are inserted for convenience of reference and identification only and do not constitute a part of the Plan for purposes of interpretation.

17. Effective Date. This Plan is effective as of the later of August 1, 2002, or 15 days after the National Association of Securities Dealers Automated Quotations System (NASDAQ) has been notified of the adoption of the Plan pursuant to its rules.

DATED as of the 1st day of August, 2002.


Attest:                                     CASCADE FINANCIAL CORPORATION


/s/  Lars H. Johnson                        By:   /s/  Carol K. Nelson
---------------------------                 ----------------------------------
Secretary                                   Carol K. Nelson, President and CEO